Exhibit 2.1

ADLS | REINZ

Fourth Edition 2008 (6)

AGREEMENT FOR SALE AND PURCHASE OF A BUSINESS

This form is approved by the Real Estate Institute of New Zealand Incorporated and by Auckland District Law Society Incorporated

DATE:

VENDOR: Printstock Products Limited **(GST No:)**

COVENANTOR(S): Bryce Cole, David Neibert and Nicholas Gerber

PURCHASER: TAG Investments Limited **(GST No:) ~~and~~/or nominee**

GUARANTOR(S): Sudhir Lala and Martyn Henderson

BUSINESS

Description of business (subclause 1.1(4)): Commerical Flexographic, laminated and embossed packaging products

Name of business: Printstock Products Limited

Address of business premises: 3 Turner Place, Onekawa, Napier City

PURCHASE PRICE

Tangible Assets:	$ 172,552
Intangible Assets:	$ 1,277,448
Stock in Trade:	$ 1,000,000
TOTAL PURCHASE PRICE:	$ 2,450,000 (plus GST, if any (clauses 11.0 and 12.0))
Deposit:	$ 245,000 payable on the unconditional date. Refer to the Further Terms of Sale

The Vendor is registered under the GST Act in respect of the transaction evidenced by this agreement and/or will be so registered at settlement. **Yes/~~No~~**

WARNING: The parties should seek legal and tax advice before entering into this agreement, in particular in respect of GST if there is any form of residential accommodation included in the supply. The incidence of tax and GST may be affected by the way in which this agreement is worded and by the tax status and intentions of the parties to it.

Settlement date (subclause 3.1): 20 November 2026

Possession time (subclause 3.1): 8:30am

GST date (clauses 11.0 and 12.0):

Interest rate for late settlement: (subclauses 3.7,3.8,3.9,9.4(3),11.4(3)) 15 % p.a.

Maximum percentage stock value adjustment (subclauses 5.3 and 6.2(1)): 10 %

Turnover warranty (subclause 6.5): $ 5,886,678 (excluding GST) covering the period from: 1 July 2025 to: 30 June 2026

Copyright November 2018 © Auckland District Law Society Inc & Real Estate Institute of New Zealand Inc

Release date: 12 November 2018

© AUCKLAND DISTRICT LAW SOCIETY INC. & REAL ESTATE INSTITUTE OF NEW ZEALAND INC. 2018. All Rights Reserved. See full terms of copyright on page 17.

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Fourth Edition 2008 (6)

Vendor's assistance period (subclause 6.4(5)): 45 working days after settlement

Vendor's restraint of trade (subclauses 7.1 and 7.2) Restraint period: 5 years after settlement within (restraint area): New Zealand Wide

LEASE DETAILS

Landlord: Danca Trust

Commencement date: 21 October 2015

Term: Further term of 8 years commencing on 1 November 2026 and expiring to 31 October 2034

Present rental:

Right(s) of renewal (if any): 5 years from 1 November 2026 and the final expiry date os 31 October 2043

Rent review dates: 1 April 2023, 1 April 2034, 1 April 2037 and 1 April 2040

Date for landlord's consent (subclause 8.4): 10 working days after the later of the Due Diligence Condition and Finance Condition being satisfiec

FINANCE CONDITION

Lender: Any suitable lender satisfactory to the Purchaser

Amount required: $ Sufficient to complete the purchase

Finance date (subclause 8.1): 20 working days from the date of this agreement

DUE DILIGENCE CONDITION Yes/~~No~~

Due diligence date (subclauses 8.2 and 8.6): 20 working days from the date of this agreement

Auckland District Law Society Inc & Real Estate Institute of New Zealand Inc • ©
Copyright
November 2018

SALE BY: BIZ M&A Limited

BIZ M&A
46D Stanley Street
Auckland Central
Auckland 1010
Ph: 09 985 2000

Manager: Mr Michael John Boulgaris, AREINZ
Salesperson: Atesh Bhej
atesh@bizgroup.co.nz

Licensed Real Estate Agent under the Real Estate Agents Act 2008

It is agreed that the vendor sells and the purchaser purchases the business and takes an assignment of the lease of the premises (if any) on the terms set out above and in the general terms of sale and in any further terms of sale and the schedules to this agreement.

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ADLS | REINZ
Fourth Edition 2008 (6)

GENERAL TERMS OF SALE

1.0 Definitions, notices and interpretation

1.1 Definitions

(1) Unless the context requires a different interpretation, words and phrases not otherwise defined have the same meaning as in section 4 of the Property Law Act 2007.

(2) "Agreement" means this document including the first two pages, these general terms of sale, any further terms of sale, and any schedules and attachments.

(3) "Assets" means, collectively, the tangible assets and the intangible assets including those listed in Schedule 1 of this agreement.

(4) "Business" means the business described on the front page of this agreement, including the assets.

(5) "Business records" means all existing books, records, files, and other relevant information (including electronically stored information) concerning the business, including details of staff, customers, suppliers, agents, and distributors, excluding the vendor's personal records.

(6) "Confidential information" means all financial and other records of the vendor relating to the business, all "know-how," trade secrets, customer and market information, and other information of the business which is special, confidential in nature, or imparted in confidence. Confidential Information can be in written or electronic form and may be provided orally. Information which is in the public domain is not confidential information.

(7) "Default GST" means any interest, or late payment penalty, or shortfall penalty, or other sum imposed on the vendor under the Tax Administration Act 1994 by reason of non-payment of any GST payable in respect of the supply made under this agreement but does not include any such sum levied against the vendor by reason of a default by the vendor after payment of the GST to the vendor by the purchaser.

(8) "Dispute notice" means a notice setting out details of a dispute in accordance with clause 13.

(9) "Financial records" means all books and records (which may also be held in an electronic or cloud based format) describing the assets and liabilities and financial performance of a party, including any tax or GST returns or information, and also including any correspondence pertinent to these matters.

(10) "GST" means Goods and Services Tax arising pursuant to the Goods and Services Tax Act 1985.

(11) "GST Act" means the Goods and Services Tax Act 1985.

(12) "Incomings" means all revenue receivable as a result of the trading activities of the business.

(13) "In-store cost" for the purposes of subclause 5.1 means the actual cost to the business of acquiring the stock in trade.

(14) "Intangible assets" means the intangible rights, licences, and benefits owned or used by the vendor in respect of the business such as:

- (a) the vendor's rights under all contracts relating to the supply of goods or services to the vendor in connection with the business which, at the settlement date, remain to be performed in whole or in part;
- (b) the vendor's rights under any licence agreement or equipment lease entered into in connection with the business which, at the settlement date, remain to be performed in whole or in part;
- (c) all intellectual property rights and interests owned or held by the vendor, or used by the vendor in connection with the business, including, without limitation, patents, trademarks, copyrights, software, registered designs, trade names, domain names, symbols, logos, and trade secrets, including (unless otherwise agreed) the use of the vendor's company name; and
- (d) the goodwill of the business including, where applicable, the benefit of the lease.

(15) "Landlord" means the landlord under a lease and shall include a licensor and any superior landlord or licensor.

(16) "Lease" means any lease, sublease, or licence to occupy in respect of the premises, and includes any formal or informal document or letter evidencing any variation, renewal, extension, review, or assignment that will be operative at the settlement date.

(17) "Outgoings" includes any payments made or to be made by the vendor on or before the settlement date in respect of the lease or of goods or services supplied to the vendor in connection with the business (including but not limited to prepayment of advertising, subscriptions, telephone listings, and trade listings), where those goods or services have not been supplied (in whole or in part) by the settlement date or where the vendor has not obtained the full benefit of such services by the settlement date.

(18) "Party" means a party to this agreement including covenantor(s) and guarantor(s) and "Parties" refers to multiple parties.

(19) "Possession time" means the time when possession of the business is given and taken under subclause 3.1.

(20) "Premises" means the premises from which the business is conducted, the address of which is stated on the front page of this agreement.

(21) "Purchase price" means the total purchase price stated on the front page of this agreement, which the purchaser has agreed to pay the vendor for the business.

(22) "Restraint area" means the vendor's restraint of trade area described on the second page of this agreement.

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Fourth Edition 2008 (6)

(23) "Restraint period" means the vendor's restraint of trade period stated on the second page of this agreement.

(24) "Settlement" means (unless otherwise agreed by the parties in writing) the moment in time when the vendor and purchaser have fulfilled their obligations under subclause 3.5.

(25) "Settlement date" means the date specified on the front page of this agreement for the parties to perform their obligations under subclause 3.5. Where the day nominated for settlement is not a working day, the settlement date shall be the last working day before the day so nominated.

(26) "Settlement statement" means a statement showing the purchase price, GST (if any), less any deposit together with apportionments of all incomings and outgoings relating to the sale of the business.

(27) "Staff" means and includes employees and contractors.

(28) "Stock in trade" means all inventory of the business held for the purpose of trade. Unless otherwise agreed, stock in trade includes work in progress as at the date of settlement.

(29) "Tangible assets" means all of the plant, machinery, equipment, furniture, fittings, motor vehicles, and other chattels owned by the vendor (other than stock in trade) at the settlement date and used in connection with the business.

(30) "Tax invoice" means a document that meets the requirements of section 24 of the GST Act.

(31) "Trademarks" means names, marks, or logos which are used by the vendor in connection with the business, registered or unregistered.

(32) "Working day" means any day of the week other than:

- (a) Saturday, Sunday, Waitangi Day, Good Friday, Easter Monday, Anzac Day, the Sovereign's Birthday, and Labour Day;
- (b) if Waitangi Day or Anzac Day falls on a Saturday or Sunday, the following Monday;
- (c) a day in the period commencing on the 24th day of December in any year and ending on the 5th day of January in the following year, both days inclusive; and
- (d) the day observed as the anniversary of any province in which the premises are situated.

A working day shall be deemed to commence at 9.00 am and to terminate at 5.00 pm.

(33) Words and phrases defined in the GST Act have the same meanings in clauses 11 and 12 of this agreement.

(34) Unless a contrary intention appears on the front page or elsewhere in this agreement:

- (a) the interest rate for late settlement is equivalent to the interest rate charged by the Inland Revenue Department on unpaid tax under the Tax Administration Act 1994 during the period for which the interest rate for late settlement is payable, plus 5% per annum; and
- (b) a party is in default if it did not do what it has contracted to do to enable settlement to occur, regardless of the cause of such failure.

Auckland District Law Society Inc & Real Estate Institute of New Zealand Inc
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1.2 Time for Performance

(1) Where the day nominated for settlement or the fulfilment of a condition is not a working day, then the settlement date or the date for fulfilment of the condition shall be the last working day before the day so nominated.

(2) Any act done pursuant to this agreement by a party, including service of notices, after 5.00 pm on a working day, or on a day that is not a working day, shall be deemed to have been done at 9.00 am on the next succeeding working day.

(3) Where two or more acts done pursuant to this agreement, including service of notices, are deemed to have been done at the same time, they shall take effect in the order in which they would have taken effect but for subclause 1.2(2).

1.3 Notices

(1) The following apply to all notices relevant to this agreement, whether authorised by this agreement or by the general law:

- (a) all notices must be served in writing; and
- (b) any notice under section 28 of the Property Law Act 2007, where the purchaser is in possession of the premises, must be served in accordance with section 353 of that Act.

(2) All other notices, unless otherwise required by the Property Law Act 2007, must be served by one of the following means:

- (a) on the party as authorised by sections 354 to 361 of the Property Law Act 2007; or
- (b) on the party or on the party's lawyer:
  - (i) by personal delivery; or
  - (ii) by posting by ordinary mail; or
  - (iii) by facsimile; or
  - (iv) by email; or
  - (v) in the case of the party's lawyer only, by sending by document exchange.

(3) In respect of the means of service specified in subclause 1.3(2)(b), a notice is deemed to have been served:

- (a) in the case of personal delivery, when received by the party or at the lawyer's office;
- (b) in the case of posting by ordinary mail, on the third working day following the date of posting to the address for service notified in writing by the party or to the postal address of the lawyer's office;

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Fourth Edition 2008 (6)

(c) in the case of facsimile transmission, when sent to the facsimile number notified in writing by the party or to the facsimile number of the lawyer's office;

(d) in the case of email, when acknowledged by the party or by their lawyer by return email or otherwise in writing; and

(e) in the case of sending by document exchange, on the second working day following the date of sending to the document exchange number of the lawyer's office.

(4) Any period of notice required to be given under this agreement shall be computed by excluding the date of service.

1.4 **Interpretation**

(1) If there is more than one vendor or purchaser, the liability of the vendors or of the purchasers, as the case may be, is joint and several.

(2) Where the purchaser executes this agreement with provision for a nominee, or as agent for an undisclosed principal, or on behalf of a company to be formed, the purchaser shall at all times remain liable for all of the obligations of the purchaser.

(3) If any stated term (including any further terms of sale) conflicts with the general terms of sale, the stated term shall prevail.

(4) Headings are for information only and do not form part of this agreement.

(5) A reference in this agreement to any law, legislation or legislative provision includes any statutory modification, amendment or re-enactment, and any subordinate legislation or regulations issued under that legislation or legislative provision.

2.0 Deposit

2.1 The purchaser shall pay the deposit to the vendor or the vendor's agent immediately upon execution of this agreement by both parties or at such other time as is specified in this agreement, time being of the essence.

2.2 The vendor shall not be entitled to cancel this agreement for non-payment of the deposit unless the vendor has first given to the purchaser three (3) working days' notice of intention to cancel and the purchaser has failed within that time to remedy the default. No notice of cancellation shall be effective if the deposit has been paid before the notice of cancellation is served.

2.3 The deposit shall be in part payment of the purchase price.

2.4 Where this agreement is entered into subject to any condition(s), the person to whom the deposit is paid shall hold it as a stakeholder until the agreement becomes unconditional or is cancelled for non-fulfilment of any condition(s) in accordance with subclause 8.5.

Auckland District Law Society Inc & Real Estate Institute of New Zealand Inc. © Copyright November 2018

3.0 Possession and settlement

Possession

3.1 Subject to completion of settlement in accordance with subclause 3.5, possession shall be given and taken on the settlement date with effect from the time stipulated on the front page or, where no time is stipulated, with effect from the close of business on the settlement date.

Settlement

3.2 The vendor shall prepare a settlement statement. The vendor shall tender the settlement statement to the purchaser or the purchaser's lawyer within a reasonable time prior to the settlement date. The settlement statement will include a credit for any deposit paid and an apportionment of incomings and outgoings (unless otherwise agreed as at settlement date).

3.3 The purchaser shall at its cost prepare a deed of assignment of the lease (if one is required to assign the lease) within a reasonable time prior to the settlement date. This document shall, unless otherwise agreed, be in the form published by Auckland District Law Society Incorporated as at the settlement date, modified as required, and will in any event contain the indemnities provided in that form. The purchaser, and any guarantor required as a condition of any consent to its assignment, will execute this document and provide it to the vendor (in triplicate or as otherwise required by the agreed manner of its execution) sufficiently prior to the settlement date to enable the vendor and any guarantor(s) to execute it and to procure its execution by the landlord (all at the vendor's cost) to enable settlement to proceed in accordance with subclause 3.5(2)(a).

3.4 The vendor will permit the purchaser, or any person authorised by the purchaser in writing, upon reasonable notice and subject to any conditions the vendor may reasonably impose to minimise disruption to the business, to inspect the business on one occasion during the period commencing on the working day after all the conditions of this agreement have been satisfied and ending at 5.00 pm on the working day immediately before the settlement date. The purpose of this right is to enable the purchaser to examine the business, including the tangible assets, to ensure that they are in no lesser condition than as warranted under subclause 6.3(2).

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Fourth Edition 2008 (6)

3.5 On the settlement date:

(1) The balance of the purchase price, interest, GST, and other moneys, if any, shall be paid by the purchaser in cleared funds or otherwise satisfied as provided in this agreement (credit being given for any amount payable by the vendor under subclause 3.9).

(2) The vendor shall concurrently deliver to the purchaser:

(a) where the purchaser is to have an assignment of the lease, the lease, and a duly executed deed of assignment of the lease in the form described in subclause 3.3, together with the landlord's written consent to the assignment;

(b) instruments of title to the assets (if any);

(c) a duly executed satisfaction or release of any encumbrance or security interest over any of the assets;

(d) duly executed deeds of assignment or other appropriate instruments of transfer in respect of the intangible assets, executed by the vendor and counterparties (where prior written consent to the transfer is required);

(e) any duly executed deed of covenant to be provided under subclause 7.3;

(f) where any deed is to be delivered to the purchaser under subclause 3.5(2)(a), the vendor must comply with section 9 of the Property Law Act 2007;

(g) where it is agreed that the intangible assets include the vendor's rights in its company name, the vendor will immediately after settlement change its company name to a name not including its existing name, and will do all things reasonably required to enable the purchaser, as from settlement, to have unrestricted use of the vendor's company name; and

(h) where the intangible assets include unregistered trademarks, the vendor covenants that as from settlement it will immediately cease to use these trademarks and will do all things reasonably required to ensure that the purchaser thereafter has sole rights to use them in connection with the business.

(3) To the extent that this has not already occurred, the vendor shall deliver to the purchaser:

(a) the tangible assets;

(b) stock in trade;

(c) the business records; and

(d) all keys, passwords, security codes, or similar devices relating to the premises or the business.

(4) The vendor and the purchaser will also do all things reasonably required for the orderly transition of rights and benefits for any of the vendor's staff which are transferring with the business. This will (if that is agreed) include a transfer of holiday pay, sickness and leave entitlements, and any other staff benefits.

3.6 All obligations under subclause 3.5 are interdependent.

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Last Minute Settlement

3.7 If due to the delay of the purchaser, settlement takes place between 4.00 pm and 5.00 pm on the settlement date ("last minute settlement'), the purchaser shall pay the vendor:

(1) one day's interest at the interest rate for late settlement on the portion of the purchase price paid in the last minute settlement; and

(2) if the day following the last minute settlement is not a working day, an additional day's interest (calculated in the same manner) for each day until, but excluding, the next working day.

Purchaser Default: Late Settlement

3.8 If the vendor is not in default and if any portion of the purchase price is not paid upon the due date for payment, the purchaser shall pay to the vendor interest at the interest rate for late settlement on the portion of the purchase price so unpaid from the due date for payment until payment is made; but nevertheless, this stipulation is without prejudice to any of the vendor's rights or remedies including any right to claim for additional expenses and damages. For the purposes of this subclause, a payment made on a day other than a working day or after the termination of a working day shall be deemed to be made on the next following working day and interest shall be computed accordingly. The vendor is not obliged to give the purchaser possession of the business or the premises prior to settlement or to pay the purchaser any amount for remaining in possession.

Vendor Default: Late Settlement or Failure to Give Possession

3.9 If by reason of the default of the vendor, possession of the business is not given to the purchaser in accordance with subclause 3.1, and if the purchaser is not in default, then the vendor shall pay to the purchaser, at the purchaser's election, either:

(1) an amount equivalent to interest at the interest rate for late settlement on the entire purchase price during the default period; or

(2) any losses or damages suffered by the purchaser,

without prejudice to any other rights or remedies available to the purchaser.

Deferment of Settlement

3.10 If neither party is ready, willing, and able to settle on the settlement date, the settlement date shall be deferred to the second working day following the date upon which one of the parties gives notice that it has become ready, willing, and able to settle.

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Fourth Edition 2008 (6)

4.0 Risk and insurance

4.1 The business shall remain at the sole risk of the vendor until possession is given and taken.

4.2 If, prior to the giving and taking of possession, any of the tangible assets are lost, destroyed, or damaged and such loss, destruction, or damage ("loss") has not been made good by repair or replacement by the settlement date, then the following provisions shall apply:

(1) If the loss is sufficient to affect the purchaser materially in the carrying on of the business, the purchaser may:

(a) complete the purchase at the purchase price, less a sum equal to any insurance moneys received or receivable by or on behalf of the vendor in respect of such loss; or

(b) complete the purchase at the purchase price if the vendor's insurance company has agreed to reinstate the business to its pre-loss condition; or

(c) cancel this agreement by serving notice on the vendor whereupon the purchaser shall be entitled to the immediate return of the deposit and any other moneys paid by the purchaser to the vendor, apart from which neither party shall have any right or claim against the other arising from this agreement or its cancellation.

(2) If the loss is insufficient to affect the purchaser materially in the carrying on of the business, the purchaser shall complete the purchase at the purchase price less a sum equal to the amount of the diminution in value of the business.

5.0 Stock in trade

5.1 Where in this agreement the purchase price is stated as including a sum for stock in trade, that sum is the vendor's estimate of the in-store cost of the stock in trade on the date the vendor executed this agreement and is referred to in this agreement as "the estimated stock value".

5.2 The actual value of the stock in trade as at the giving and taking of possession shall be determined by joint stock-take by the vendor and the purchaser or their appointees or, if required by either party, by an independent valuer if one can be agreed upon. Due allowance shall be made for obsolete or damaged stock in trade. If the parties cannot agree on an independent valuer, or in the event of any dispute concerning a joint stock-take, either party may serve on the other party notice in writing requiring that the question be determined by an independent valuer to be appointed by the President for the time being of the New Zealand Law Society and the party serving the notice may at any time thereafter refer the dispute for determination. An independent valuer acting under this clause shall act as an expert in determining any question concerning the stock in trade or the value of the stock in trade. The cost of such valuation shall be borne equally by the parties.

5.3 (1) If it is determined that the actual value of the stock in trade exceeds ~~its estimated value by more~~ than the maximum percentage stock value adjustment stated on the front page of this agreement ("the maximum percentage"), then the ~~purchaser:~~ Further terms of sale shall govern. Please refer to the Schedule 1

~~(a) shall elect whether or not to accept all or any part of such excess; and~~

~~(b) may choose which items of stock in trade the vendor shall retain in order to reduce the actual value to the estimated value increased by the relevant maximum percentage.~~

~~(2) Unless the purchaser notifies the vendor of the purchaser's choice of the excess stock in trade to be retained by the vendor within five (5) working days of the determination of the actual stock value, the purchaser shall be deemed to have elected to accept all the stock in trade. If the purchaser elects not to purchase any excess stock, the vendor may dispose of it after settlement and in doing so will not be deemed to be in breach of the vendor's restraint of trade in subclause 7.1.~~

~~5.4 The vendor shall procure the vendor's lawyer to undertake to the purchaser to retain in trust from the moneys received on settlement a sum equivalent to the total of the maximum percentage of the estimated stock value which sum shall be applied to refund to the purchaser any deficiency in the actual value as compared with the estimated value and any balance shall be paid to the vendor.~~

~~5.5 The purchaser shall on or before the settlement date pay into the purchaser's lawyer's trust account a sum equivalent to the total of the maximum percentage of the estimated stock value and shall procure the purchaser's lawyer to undertake to retain such sum in trust, and it shall be applied in payment to the vendor of any excess of the actual value over the estimated value. Any balance shall be refunded to the purchaser.~~

5.6 In this agreement where reference is made to the value of stock in trade, such value shall be net of the GST content of any supply made to the vendor of or in relation to that stock in trade.

6.0 Vendor's warranties and undertakings

6.1 The vendor warrants and undertakes that at the date of this agreement the vendor has not:

(1) received any notice or demand and has no knowledge of any requisition or outstanding requirement:

(a) from any local or government authority or other statutory body; or

(b) under the Resource Management Act 1991 and its amendments; or

(c) under the Health and Safety at Work Act 2015 and its amendments and related regulations; or

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Fourth Edition 2008 (6)

(d) from the landlord of the premises; or

(e) from any other party,

which adversely affects the business or the premises and which has not been disclosed in writing to the purchaser; or

(2) given any consent or waiver which adversely affects the business or the premises and which has not been disclosed in writing to the purchaser.

6.2 The vendor warrants and undertakes that between the date of this agreement and the giving and taking of possession the vendor shall:

(1) properly carry on and conserve the business as a going concern and use all reasonable endeavours to maintain the turnover, maintain reasonable levels of stock in trade, and preserve the goodwill of the business (and in any event agrees not to permit stock levels to reduce by more than the maximum percentage stock value adjustment recorded on the front page of this agreement);

(2) not enter into any new contracts or arrangements or give any consents or waivers in respect of the business or the premises (other than in the ordinary course of business) without the written consent of the purchaser;

(3) promptly pass on to the purchaser or the purchaser's lawyer any notice, demand, or requisition received by the vendor relating to the business or the premises and, if so required by the purchaser, comply with any such notice at the vendor's own cost, prior to settlement;

(4) promptly notify the purchaser of any lawsuits, claims, proceedings, investigations, or adverse events which may occur, be threatened, brought, asserted, or commenced against the vendor involving the business or the premises in any way or which may adversely affect the business.

6.3 The vendor warrants and undertakes as at the giving and taking of possession that:

(1) the assets and the stock in trade are the unencumbered property of the vendor; apart from accounts payable at closing

(2) the tangible assets are in the same order and condition as when they were inspected during due diligence (in accordance with subclause 8.2), or if there is no due diligence condition, then their order and condition as at the date of this agreement; and

(3) where the vendor has done or caused or permitted to be done on the premises any works for which a permit or building consent was required by law:

(a) all required permits or consents were obtained; and

(b) the works were completed in compliance with those permits or consents; and

(c) where appropriate, a code compliance certificate was issued for those works; and

(d) all obligations imposed under the Building Act 1991 and/or the Building Act 2004 have been fully discharged.

6.4 The vendor warrants and undertakes that immediately after possession is given and taken:

(1) The vendor will pay and discharge all debts and liabilities relating to the business incurred or arising prior to the close of business on the settlement date in connection with the business or in respect of any contract dealing or occurrence relating to the business and shall indemnify the purchaser from and against all claims, proceedings, expenses, and costs in connection therewith.

(2) Any adjustments will be paid to the dates stated in the settlement statement to be supplied to the purchaser before the settlement date or will be so paid immediately after the settlement date and all incomings will be collected by the vendor to the dates stated in that statement.

(3) The vendor will at the vendor's cost do and execute all such acts and deeds as may reasonably be required to enable the purchaser to obtain the full benefit of the business.

(4) The vendor will take all reasonable steps to enable the purchaser to have the use and benefit of any means of communicating with the business including but not limited to any telephone number including any mobile telephone number, post office box, domain name, or email address relating to the business.

(5) The vendor, or a suitably experienced person nominated by the vendor and acceptable to the purchaser, will, during the vendor's period of assistance stated on the second page of this agreement, give the purchaser to such extent as reasonably required by the purchaser the benefit of the vendor's knowledge and experience in the conduct of the business.

6.5 The vendor warrants and undertakes that the turnover warranty details stated on the front page of this agreement correctly disclose the turnover of the business (excluding GST) for the period stated.

6.6 Breach of any warranty or undertaking contained in this clause does not defer the obligation to settle. Settlement shall be without prejudice to any rights or remedies available to the parties at law or in equity, including but not limited to the right to cancel this agreement under the Contract and Commercial Law Act 2017.

7.0 Restraint of trade

7.1 In consideration of the purchase price, the vendor and the covenantor(s) (if any) hereby agree with the purchaser that they will not within the restraint area during the restraint period in their own right or on behalf of any person or entity be directly or indirectly involved or engaged with any business or enterprise that is similar to or competes with the business.

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7.2 In addition and as a separate obligation, the vendor and the covenantor(s) will not within the restraint area during the restraint period solicit or entice away from the business, or attempt to do so, any person, persons, or entity who were a customer or employee of the business on the settlement date.

7.3 The vendor will on or before the settlement date, if requested to do so by the purchaser or its solicitor, provide to the purchaser or its solicitor a deed, in a form acceptable to them, which binds the vendor and its directors and shareholders to the covenants in subclauses 7.1 and 7.2.

7.4 The vendor and the covenantor(s) each acknowledge and agree that their covenants and agreements in this clause 7 are reasonable and necessary to protect the goodwill of the business for the purchaser, are separate and severable from other terms of this agreement, and do not affect their validity or enforceability.

7.5 If any of these restrictions are for any reason found to be unenforceable, then they may be modified to such extent as is required for them to be enforced.

7.6 The vendor and the covenantor(s) further agree that:

(1) if there is an alleged breach of these provisions, damages may not be an adequate remedy, and in addition to a claim for damages, the purchaser may seek equitable relief, including an injunction; and

(2) the purchaser may assign the benefit of these obligations, in whole or in part; and

(3) no failure to enforce any restriction in this clause will be deemed a waiver of that right or affect any other provision.

8.0 Conditions and terms of securities

Particular conditions

8.1 If particulars of any finance condition are stated on the second page of this agreement, this agreement is conditional upon the purchaser arranging finance in terms of those particulars on or before the indicated finance date.

8.2 If on the second page of this agreement, the parties have by deleting "no" and/or circling "yes" agreed that it is subject to due diligence, then it is conditional upon the purchaser being entirely satisfied with a due diligence investigation of the business by the due diligence date specified on the second page of this agreement. In such event the following shall apply:

(1) The investigation will consider such aspects of the business as the purchaser reasonably determines are pertinent to evaluate the business, its worth, and the purchaser's decision to buy it and may include (without limitation):

(a) age, condition, and functionality of the plant, equipment, and stock;

(b) past and potential financial performance of the business;

(c) commercial risks to the business including competitors, supplier and customer contracts and relationships, products and/or services, and markets;

(d) intellectual property and other contractual entitlements;

(e) litigation and insurance risks, and risks to reputation and goodwill of the business;

(f) legal framework of the business including regulatory approvals and licences;

(g) staff relationships, staff performance, compliance by staff and by the vendor with respect to respective legal and contractual obligations;

(h) ability of the vendor to comply with pre-settlement and post settlement obligations; and

(i) such other matters as are specific to the business and/or pertinent to the purchaser's evaluation.

(2) To enable the purchaser to conduct this investigation, the vendor will, but subject as provided below, as soon as reasonably practicable after this agreement is signed by all parties, provide to the purchaser and any employees, contractors, and advisors of the purchaser authorised by the purchaser in writing to assist it with this investigation, access to all business records and financial records and to the premises and staff; PROVIDED HOWEVER that the vendor may first attach conditions to providing these things which are reasonably required to protect the vendor and the business from loss or harm. These may include requiring any person receiving information to agree to confidentiality obligations and requiring that any access to the premises is only in a way that minimises disruption to the business, and that access to staff occurs only once the purchaser has confirmed all other aspects of due diligence.

(3) In any event, the purchaser agrees that in the absence of specific agreement to the contrary any confidential information received by the purchaser in connection with this agreement must only be used for the purpose for which it was disclosed and must be returned to its owner when it is no longer required for that purpose; provided however that the purchaser will not have any liability to the vendor or other owner of confidential information if it is required by law to disclose it to another party.

8.3 (1) If a lease is to be assigned to the purchaser, then this agreement is subject to the following provisions:

(a) the vendor shall as soon as practicable after this agreement is signed by all parties deliver a copy of the lease to the purchaser or the purchaser's solicitor;

(b) this agreement is conditional upon the purchaser's approval of the lease, such approval not to be unreasonably withheld or delayed; and

(c) this condition is for the sole benefit of the purchaser.

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(2) If the purchaser does not approve the lease, the purchaser shall give notice to the vendor (a "purchaser's notice") on or before the fifth working day after either the date of this agreement or the date of delivery of the lease in terms of subclause 8.3(1) (whichever is the later), stating the particular matters in respect of which approval is withheld, and if those matters are capable of remedy, what the purchaser requires to be done to remedy those matters. If the purchaser does not give a purchaser's notice, the purchaser shall be deemed to have accepted the lease in all respects.

(3) The vendor shall give notice to the purchaser (a "vendor's notice") on or before the third working day after receipt of the purchaser's notice advising whether or not the vendor is able and willing to comply with the purchaser's notice by the settlement date.

(4) If the vendor does not give a vendor's notice, or if the vendor's notice advises that the vendor is unable or unwilling to comply with the purchaser's notice, and if the purchaser does not, on or before the fifth working day after the date on which the purchaser's notice is given, give notice to the vendor that the purchaser waives the objection to the lease, this condition shall not have been fulfilled and the provisions of subclause 8.5(5) shall apply.

(5) If the vendor gives a vendor's notice advising that the vendor is able and willing to comply with the purchaser's notice, this condition is deemed to have been fulfilled, and it shall be a requirement that the purchaser's notice shall be complied with before settlement.

8.4 In addition to the condition in subclause 8.3(1)(b), this agreement is also subject to a condition that on or before the date for the landlord's consent stated on the second page of this agreement:

(1) the landlord shall at the vendor's cost consent in writing to the assignment to the purchaser of the vendor's interest in the lease; and

(2) the vendor shall as soon as it is reasonable seek the landlord's consent to the assignment of the lease and the purchaser shall provide the vendor with all reasonable assistance in this regard, including providing full and prompt responses to the landlord's reasonable requests for information concerning the purchaser and procuring such guarantees of the purchaser's obligations as assignee as the landlord may reasonably require.

Operation of conditions

8.5 If this agreement is expressed to be subject either to the above or to any other condition(s), then in relation to each such condition, the following shall apply unless otherwise expressly provided:

(1) The condition shall be a condition subsequent.

(2) The party or parties for whose benefit the condition has been included shall do all things which may reasonably be necessary to enable the condition to be fulfilled by the date for fulfilment.

(3) Time for fulfilment of any condition and any extended time for fulfilment to a fixed date shall be of the essence.

(4) The condition shall be deemed not to be fulfilled until notice of the fulfilment has been served by one party on the other party.

(5) If the condition is not fulfilled by the date for fulfilment, either party may, at any time before the condition is fulfilled or waived, cancel this agreement by giving notice to the other. Upon cancellation of this agreement, the purchaser shall be entitled to the immediate return of the deposit and any other moneys paid by the purchaser to the vendor, and neither party shall have any right or claim against the other arising from this agreement or its cancellation.

(6) At any time before this agreement is cancelled, either party may waive any condition which is for the sole benefit of that party. Any waiver shall be by notice in writing.

8.6 If on the second page of this agreement, in the due diligence condition box, neither "yes" nor "no" has been deleted or circled so that it is unclear whether the parties intend there to be a due diligence condition, then there will be no due diligence condition and subclause 8.2 will not apply. If the parties have indicated an intention that there will be a due diligence condition but no date has been specified for its satisfaction, then it will be required to be satisfied within a reasonable time after the date of this agreement, and in any event not more than ten (10) working days after it is signed by all parties.

Terms of security

8.7 Any security to be arranged pursuant to a finance condition shall (subject to any particulars stated in this agreement and to any further terms of sale):

(1) if it is to be arranged with a lending institution, be on the customary terms and conditions of that institution; and

(2) if it is not to be arranged with a lending institution, be on such reasonable and usual terms as are normally included in securities of the same rank secured over comparable assets.

8.8 The security shall be a security of such type as is appropriate to the class or classes of asset(s) over which the security is to be granted and the legal personality of the purchaser, and in the case of a mortgage of a registrable interest in land shall be a mortgage registrable under the Land Transfer Act 2017.

9.0 Notice to complete and remedies on default

9.1 (1) If settlement is not completed on the settlement date, either party may at any time thereafter serve on the other party notice ("a settlement notice") to settle in accordance with this clause; but

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(2) the settlement notice shall be effective only if the party serving it is at the time of service either in all material respects ready, able, and willing to proceed to settle in accordance with the notice, or is not so ready, able, and willing to settle only by reason of the default or omission of the other party.

(3) If the purchaser is in possession, the vendor's right to cancel this agreement will be subject to sections 28 to 36 of the Property Law Act 2007, and the settlement notice may incorporate or be given with a notice under section 28 of that Act complying with section 29 of that Act.

9.2 Subject to subclause 9.1(3), upon service of a settlement notice, the party on whom the notice is served shall settle:

(1) on or before the twelfth (12th) working day after the date of service of the notice; or

(2) on the first (1st) working day after the 13th day of January if the period of twelve (12) working days expires during the period commencing on the 6th day of January and ending on the 13th day of January, both days inclusive;

time being of the essence, but without prejudice to any intermediate right of cancellation by either party.

9.3 (1) If this agreement provides for the payment of the purchase price by instalments and the purchaser fails duly and punctually to pay any instalment on or within seven (7) working days from the date on which it fell due for payment, then, whether or not the purchaser is in possession, the vendor may immediately give notice to the purchaser calling up the unpaid balance of the purchase price, which shall upon service of the notice fall immediately due and payable.

(2) The date of service of the notice under this subclause shall be deemed to be the settlement date for the purposes of subclause 9.1.

(3) The vendor may give a settlement notice with a notice under this subclause.

(4) For the purpose of this subclause, a deposit is not an instalment.

9.4 If the purchaser does not comply with the terms of the settlement notice served by the vendor, then, subject to subclause 9.1(3):

(1) without prejudice to any other rights or remedies available to the vendor at law or in equity, the vendor may:

(a) sue the purchaser for specific performance; or

(b) cancel this agreement by notice and pursue either or both of the following remedies namely:

(i) forfeit and retain for the vendor's own benefit the deposit paid by the purchaser, but not exceeding 10% of the purchase price;

(ii) sue the purchaser for damages.

(2) If the vendor is entitled to cancel this agreement and the vendor enters into a conditional or unconditional contract for the resale of the business or any part thereof, such entry shall take effect as a cancellation of this agreement by the vendor if this agreement has not previously been cancelled and such resale shall be deemed to have occurred after cancellation.

(3) The damages claimable by the vendor under subclause 9.4(1)(b)(ii) shall include all damages claimable at common law or in equity and shall also include (but shall not be limited to) any loss incurred by the vendor on any bona fide resale contracted within twelve (12) months from the date by which the purchaser should have settled in compliance with the settlement notice. The amount of that loss may include:

(a) interest on the unpaid portion of the purchase price at the interest rate for late settlement from the settlement date to the settlement of such resale;

(b) all costs and expenses reasonably incurred in any resale or attempted resale; and

(c) all losses incurred by the vendor in carrying on the business from the settlement date to the settlement of such resale.

(4) The purchaser shall not be entitled to any of the proceeds of resale.

9.5 If the vendor does not comply with the terms of a settlement notice served by the purchaser, then, without prejudice to any other rights or remedies available to the purchaser at law or in equity, the purchaser may:

(1) sue the vendor for specific performance; or

(2) cancel this agreement by notice and require the vendor to repay to the purchaser any deposit and any other money paid on account of the purchase price and interest on such sum(s) at the interest rate for late settlement from the date or dates of payment by the purchaser until repayment.

9.6 The party serving a settlement notice may extend the term of the notice for one or more specifically stated periods of time and thereupon the term of the settlement notice shall be deemed to expire on the last day of the extended period or periods, and the settlement notice shall then operate as though this clause stipulated the extended period(s) of notice in lieu of the period otherwise applicable. Time shall be of the essence accordingly. An extension may be given either before or after the expiry of the period of the notice.

9.7 Nothing in this clause shall preclude a party from suing for specific performance without giving a settlement notice.

9.8 A party who serves a settlement notice under this clause shall not be in breach of an essential term by reason only of that party's failure to be ready and able to settle upon the expiry of that notice.

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10.0 Non-merger

10.1 The obligations and warranties of the parties in this agreement shall not merge with settlement or with the giving and taking of possession of the business.

11.0 Goods and Services Tax

11.1 Unless stated otherwise in this agreement, the vendor and the purchaser agree that as at the time of supply the transaction recorded in it comprises the supply of a taxable activity that is, or is capable of being carried on, as a going concern, and that as a consequence, GST is chargeable on the supply at a rate of zero percent.

11.2 Consequently, the vendor and the purchaser:
(1) each warrant that they are, or will by the time of supply be, a registered person; and
(2) agree that, on or before the time of supply, they will provide proof to the other of that status.

11.3 If it subsequently transpires that GST is payable in respect of the supply, and if on the front page of this agreement the purchase price is stated to be "plus GST", or if the purchaser has otherwise agreed to pay GST in addition to the purchase price (as it is recorded without GST), then any GST which becomes payable in respect of the supply shall be payable in accordance with subclauses 11.4, 11.5, 11.6 and 11.7 below.

11.4 (1) If GST is payable in respect of the supply, then the purchaser shall pay the GST in one sum on the GST date.
(2) If a GST date has not been specified in this agreement, the GST date shall be the settlement date.
(3) If any GST is not so paid, the purchaser shall pay to the vendor:
(a) interest at the interest rate for late settlement calculated on the outstanding GST from the GST date on a daily basis until the GST is paid in full; and
(b) any default GST.

11.5 It shall not be a defence to a claim against the purchaser for payment to the vendor of any default GST that the vendor has failed to mitigate the vendor's damages by paying an amount of GST when it fell due under the GST Act.

11.6 Any sum payable under this clause 11 shall, for the purposes of clause 3, be considered part of the purchase price.

11.7 If the supply under this agreement is a taxable supply, then the vendor shall deliver a tax invoice to the purchaser on or before the earlier of the GST date, or such other date as the purchaser is under the GST Act entitled to delivery of a tax invoice.

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12.0 Compulsory Zero Rating

12.1 Where the sale evidenced by this agreement includes any interest in land, the purchaser warrants that at settlement:
(1) they will be a registered person; and
(2) they intend to use the land for making taxable supplies; and
(3) they do not intend to use the land or any part of it as a principal place of residence for themselves and/or for any person associated with them under section 2A(1)(c) of the GST Act (persons connected by blood relationship, by marriage civil union or de facto relationship, or by adoption).

12.2 In addition to the warranties in subclause 12.1, the purchaser warrants, in accordance with section 78F(5) of the GST Act, that it is their expectation that at settlement any nominee:
(1) will be a registered person; and
(2) will intend to use the land for making taxable supplies; and
(3) will not intend to use the land or any part of it as a principal place of residence for themselves, and/or for any person associated with them under section 2A(1)(c) of the GST Act.

12.3 In reliance of the warranties in subclauses 12.1 and 12.2, in accordance with section 11(1)(mb) of the GST Act, the compulsory zero rating ("CZR") rules will apply to the supply and GST is payable on the supply at a rate of zero percent.

[WARNING: The warranties in subclauses 12.1(3) and 12.2(3) should be considered carefully if the land (including any leased premises) or any part of it has been or is intended to be used as residential accommodation. If so, seek tax advice before signing.]

13.0 Dispute resolution

13.1 Unless otherwise provided in this agreement, if a party considers that there is a dispute in respect of any matters arising out of, or in connection with it, then that party may give a dispute notice to the other party or parties to the dispute setting out details of the dispute.

13.2 The affected parties will then endeavour in good faith to resolve the dispute between themselves within five (5) working days of the receipt of the dispute notice, failing which the dispute will be resolved by an expert in accordance with the provisions below.

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Fourth Edition 2008 (6)

13.3 Except where there is no dispute, or in the case of urgent interlocutory relief, such as an injunction, no party may commence legal proceedings against another party in respect of this agreement without first following the process set out in clause 13.

13.4 The expert will be a suitably qualified person agreed by the parties, but if within two (2) working days they cannot agree on the expert, the President for the time being of Auckland District Law Society Incorporated will do so on the application of any party.

13.5 The expert may determine the manner in which the determination proceeds and may, at their discretion, accept written and/or oral submissions from a party.

13.6 The expert will act as an expert and not as an arbitrator.

13.7 The expert must give his or her determination in writing, with reasons.

13.8 The parties will bear their own costs and expenses in respect of the determination. The expert's costs will be shared equally between the vendor and the purchaser.

13.9 The expert's determination will be final and binding upon the parties.

14.0 Announcements

14.1 Except as expressly agreed in writing, or as required by law, or to give effect to any provision, no party may make an announcement about this agreement or the transaction described in it or disclose any of its contents to anyone who is not a party.

15.0 Agent

15.1 If the name of a licensed real estate agent is recorded on this agreement, it is acknowledged that the sale evidenced by this agreement has been made through that agent whom the vendor appoints as agent to effect the sale. The vendor shall pay the agent's charges (including GST) for effecting such sale.

15.2 The agent may provide statistical data relating to the sale to the Real Estate Institute of New Zealand Incorporated.

Auckland District Law Society Inc & Real Estate Institute of New Zealand © Copyright November 2018

16.0 Limitation of Liability

16.1 If any person enters into this agreement as trustee of a trust, then:

(1) the person warrants that:

(a) the person has power to enter into this agreement under the terms of the trust;

(b) the person has properly signed this agreement in accordance with the terms of the trust;

(c) the person has the right to be indemnified from the assets of the trust, and that right has not been lost or impaired by any action of that person including entry into this agreement; and

(d) all of the persons who are trustees of the trust have approved entry into this agreement.

(2) If that person has no right to or interest in any assets of the trust except in that person's capacity as a trustee of the trust, that person's liability under this agreement will not be personal and unlimited but will be limited to the actual amount recoverable from the assets of the trust from time to time ("the limited amount"). If the right of that person to be indemnified from the trust assets has been lost, that person's liability will become personal but limited to the extent of that part of the limited amount which cannot be recovered from any other person.

17.0 Covenantor(s)

17.1 The covenantor(s), in consideration of the parties' entry into this agreement for their benefit as shareholders and/or directors of the vendor, each jointly and severally guarantee performance by the vendor of its obligations under this agreement. As a separate and independent obligation, they give all warranties and undertakings of the vendor under this agreement as if they had originally been named as the vendor under it. In the event that the vendor does not meet any obligation, warranty, or undertaking, the covenantor(s) will each, jointly and severally, indemnify the purchaser for any loss, cost, liability, or claim arising as a consequence of that failure.

17.2 The covenantor(s) obligations in subclause 17.1 will continue and remain for so long as the vendor has any obligation or liability under this agreement.

17.3 The covenantor(s) each agree to enter into a formal deed or deeds to record these obligations (including a deed in restraint of trade as contemplated by subclause 7.3), if required to do so by the purchaser or their solicitor.

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18.0 Guarantor(s)

18.1 The guarantor(s), in consideration of the parties' entry into this agreement for their benefit as shareholders and/or directors of the purchaser, each jointly and severally guarantee performance by the purchaser of its obligations under this agreement. As a separate and independent obligation, they give all warranties and undertakings of the purchaser under this agreement as if they had originally been named as purchaser under it. In the event that the purchaser does not meet any obligation, warranty, or undertaking, the guarantor(s) will each, jointly and severally, indemnify the vendor for any loss, cost, liability, or claim arising as a consequence of that failure.

18.2 The guarantor(s) obligations in subclause 18.1 will continue and remain for so long as the purchaser has any obligation or liability under this agreement.

18.3 The guarantor(s) each agree to enter into a formal deed of guarantee to record these obligations if required to do so by the vendor or their solicitor.

19.0 Counterparts

19.1 This agreement may be executed in two or more counterparts, all of which will together be deemed to constitute one and the same agreement. A party may enter into this agreement by signing a counterpart copy and sending it to the other party, including by facsimile or e-mail.

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FURTHER TERMS OF SALE

Please refer to the attached Further Terms of Sale.

Auckland District Law Society Inc & Real Estate Institute of New Zealand Inc • Copyright November 2018

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Fourth Edition 2008 (6)

SCHEDULE 1

Subclause 1.1(3) – list of tangible and intangible assets

Please refer to the attached full list of the tangible and intangible assets.

WARNINGS (These warnings do not form part of this agreement.)

1. This is a binding contract. If any party has any doubts, professional advice should be sought **before signing.**
2. It is recommended that the covenantor(s) and the guarantor(s) (if any) carefully consider their obligations under this agreement and whether they should be independently advised.
3. Consider also whether this agreement should include work in progress. If so, you may need to add further terms of sale.

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Signature of Vendor(s)

Director / Trustee / Authorised Signatory / Attorney*
Delete the options that do not apply
If no option is deleted, the signatory is signing in their personal capacity

Director / Trustee / Authorised Signatory / Attorney*
Delete the options that do not apply
If no option is deleted, the signatory is signing in their personal capacity

Signature of Purchaser(s):

Director / ~~Trustee~~ / ~~Authorised Signatory~~ / ~~Attorney*~~
Delete the options that do not apply
If no option is deleted, the signatory is signing in their personal capacity

Director / Trustee / Authorised Signatory / Attorney*
Delete the options that do not apply
If no option is deleted, the signatory is signing in their personal capacity

Signature of Covenantor(s)

Director / Trustee / Authorised Signatory / Attorney*
Delete the options that do not apply
If no option is deleted, the signatory is signing in their personal capacity

Director / Trustee / Authorised Signatory / Attorney*
Delete the options that do not apply
If no option is deleted, the signatory is signing in their personal capacity

Signature of Guarantor(s)

Director / Trustee / Authorised Signatory / Attorney*
Delete the options that do not apply
If no option is deleted, the signatory is signing in their personal capacity

Director / Trustee / Authorised Signatory / Attorney*
Delete the options that do not apply
If no option is deleted, the signatory is signing in their personal capacity

* If this agreement is signed under:

(i) a Power of Attorney – please attach a **Certificate of non-revocation** (available from ADLS: 4098WFP or REINZ); or

(ii) an Enduring Power of Attorney – please attach a **Certificate of non-revocation and non-suspension of the enduring power of attorney** (available from ADLS: 4997WFP or REINZ).

Also insert the following wording for the Attorney's Signature above:

Signed by [full name of the donor] by his or her Attorney [attorney's signature].

© ADLS & REINZ 2018. All Rights Reserved.

ADLS | REINZ

Fourth Edition 2008 (6)

AGREEMENT FOR SALE AND PURCHASE OF A BUSINESS

© The copyright to the form is owned by the Real Estate Institute of New Zealand Incorporated and Auckland District Law Society Incorporated

DATE:

VENDOR: Printstock Products Limited

Contact Details:
120 Calle Iglesia, Unit B
San Clemente
CA 92672
Email: dneibert@themarygoldcompanies.com
Ph: 818-943-5209

VENDOR'S LAWYERS:

Firm:

Individual Acting:

Contact Details:

PURCHASER: TAG Investments Limited

Contact Details:
Level 9, 55 Shortland Street
Auckland City
Auckland 1010
Email: s.lala@acclime.com
Ph: 021 521 565

PURCHASER'S LAWYERS:

Firm: Aaron Kashyap Brrarrister & Solicitor

Individual Acting: Shiva Raju

Contact Details: 1484C Dominion Road
Mount Roskill
Auckland 1041
Email: shiva@kashyaplaw.co.nz
Ph: 021 166 0734

LANDLORD'S LAWYERS:

Firm: Harris Tate

Individual Acting:

Contact Details: 29 Brown Street

Tauranga 3110
admin@harristate.co.nz
07 578 0059

© Auckland District Law Society Inc. (ADLS) & Real Estate Institute of New Zealand Inc. (REINZ)

IMPORTANT: All copyright in and associated with this form is owned by ADLS & REINZ. The purchaser only acquires a limited non-exclusive licence to use this form *once within a single transaction only*. The standard ADLS or REINZ contract terms apply which also prohibit any form of reproduction, including copying, digitising or recreating the form by any means whatsoever.

WARNING: ADLS & REINZ monitor the use of its forms and may take enforcement action against any person acting in breach of these obligations.

These forms cannot be distributed or on sold to another party by the purchaser unless the written agreement of ADLS or REINZ has been obtained.

Auckland District Law Society Inc & Real Estate Institute of New Zealand Inc • © Copyright November 2018

© ADLS & REINZ 2018. All Rights Reserved.

SCHEDULE 1

FURTHER TERMS OF SALE

20.0 Purchase Price Allocation

20.1 The Purchase Price of $2,450,000 plus GST, if any, is allocated as follows:

(a) Tangible Assets: $172,552;

(b) estimated Stock in Trade: $1,000,000; and

(c) Goodwill and other Intangible Assets: $1,277,448.

21.0 Excluded Debtors, Creditors and Working Capital

21.1 The sale does not include the Vendor’s cash or bank balances, trade debtors, accounts receivable, pre-paid taxes, tax refunds due, intercompany loans or other amounts owing to the Vendor in respect of trading undertaken prior to the Possession Time.

21.2 All trade creditors, accounts payable and other liabilities incurred by the Vendor in relation to the Business prior to the Possession Time shall remain the responsibility of the Vendor and shall not be assumed by the Purchaser, except to the extent expressly provided otherwise in this Agreement.

21.3 If the Purchaser receives any amount after Settlement relating to a receivable of the Vendor arising prior to the Possession Time, the Purchaser shall promptly account for and pay that amount to the Vendor.

21.4 If the Vendor receives any amount after Settlement relating to a receivable or sale of the Business arising from the Possession Time, the Vendor shall promptly account for and pay that amount to the Purchaser.

22.0 Supplier Payables

22.1 The Vendor shall pay and discharge in full all trade creditors and supplier payables relating to goods or services supplied to the Business prior to the Possession Time by their respective due dates and, in any event, no later than 20 Working Days after Settlement.

22.2 The Vendor shall use its best commercial efforts to ensure that no supplier account of the Business is placed on hold, suspended, restricted or otherwise adversely affected as a result of any failure by the Vendor to pay any pre-Settlement supplier payable.

22.3 Notwithstanding clause 22.1, if any invoice relating to goods or services supplied prior to the Possession Time is received by the Vendor after Settlement and was not reasonably capable of being paid within the period specified in clause 22.1, the Vendor shall pay that invoice by its due date or within 5 Working Days after receipt, whichever is later, and shall ensure that any delay in payment does not adversely affect the Purchaser’s ongoing relationship or trading arrangements with the relevant supplier.

22.4 Upon reasonable request by the Purchaser, the Vendor shall provide evidence that any material supplier payable retained by the Vendor has been paid.

22.5 The Vendor shall supply the Purchaser during the due diligence period with a schedule of all forward inventory and raw material orders expected to arrive at or after Settlement, including goods in transit or held at ports, together with particulars of estimated delivery dates, costs including freight and import charges, payment terms, prepayments and further amounts payable, in sufficient time to enable the Purchaser to assess its working capital requirements. Following that disclosure and until Settlement, the Vendor shall consult with the Purchaser before placing further such orders in the ordinary course of the Business and promptly notify the Purchaser of those orders and any material changes to existing orders.

22.6 Upon Settlement, the Purchaser undertakes to accept delivery of, honour and pay for all orders disclosed or placed in accordance with clause 22.5, without requiring their cancellation or amendment, but without prejudice to the Purchaser’s rights concerning defective or non-conforming goods.

22.7 Goods remaining undelivered to the Business at Settlement shall be excluded from the stock valuation under clause 26 and accounted for separately without duplication. The Vendor shall fund amounts falling due on each order pending its delivery to the Business. The Purchaser shall reimburse the Vendor for those payments and any verified deposits or prepayments within ten (10) Working Days after delivery of the relevant goods and shall pay any remaining amounts directly to the supplier when due under the applicable trade terms. Delivery is anticipated within approximately 90 days after Settlement, but that estimate shall not constitute a payment deadline where delivery is delayed. No reimbursement shall be payable at Settlement. These arrangements prevail over any inconsistent provision of clauses 21, 22.1 to 22.3 and 26.

23.0 Obtaining Finance

23.1 This Agreement is conditional upon the Purchaser arranging finance sufficient to enable it to complete the purchase of the Business, on terms satisfactory to the Purchaser, within 20 Working Days after the date of this Agreement.

23.2 This condition is inserted for the sole benefit of the Purchaser.

24.0 Due Diligence

24.1 This Agreement is conditional upon the Purchaser being satisfied with the results of its due diligence investigation of the Business within 20 Working Days after the date of this Agreement.

24.2 The due diligence investigation may include, without limitation, the financial, taxation, commercial, operational, legal and employment affairs of the Business, the Assets, Stock in Trade, contracts, customers, suppliers, licences, intellectual property, Premises and Lease. During the due diligence period, the Purchaser may consult and liaise with key and senior staff regarding the proposed sale and their continued employment, on reasonable notice to the Vendor and subject to reasonable confidentiality arrangements. The Vendor shall also make available relevant information concerning those staff members’ performance and remuneration, subject to any applicable privacy requirements.

24.3 If the Purchaser is dissatisfied with any aspect of its due diligence investigation, the Purchaser may, at its absolute discretion, by notice in writing terminate this Agreement, in which case any deposit paid shall immediately be refunded in full.

24.4 This condition is inserted for the sole benefit of the Purchaser and the Purchaser shall not be required to provide reasons for its dissatisfaction with any aspect of the due diligence investigation.

25.0 Access for Due Diligence

25.1 The Vendor shall, prior to the date for satisfaction of the Due Diligence Condition and upon receiving reasonable notice, grant the Purchaser, together with its accountants, lawyers, consultants and other professional advisors reasonable access during normal business hours to:

(a)	the Premises;

(b)	the Assets and Stock in Trade;

(c)	the Business Records and Financial Records; and

(d)	such other information relating to the Business as may reasonably be required for the Purchaser’s due diligence investigation, provided such disclosure does not breach any confidentiality obligations of the Vendor.

25.2 Any access to the Premises shall be undertaken in a manner which causes as little disruption as reasonably possible to the Vendor and the normal operation of the Business.

25.3 The Vendor shall provide such information held by the Vendor relating to the Business as is reasonably relevant to the Purchaser’s due diligence investigation.

25.4 The Purchaser acknowledges that any Confidential information disclosed by the Vendor during the Purchaser’s due diligence inquiries whether in digital or physical form must be used solely for assessing the proposed acquisition of the Vendor’s business. The Purchaser undertakes not to retain, store, or reproduce any such Confidential information (including digital copies) once the due diligence period is completed, except where the Vendor has expressly authorised retention in writing. All Confidential Information must be returned to the Vendor at the conclusion of the due diligence period.

26.0 Stock in Trade

26.1 Stock in Trade comprises raw materials, consumables and saleable finished stock, together with Work in Progress separately assessed under clause 27. Its combined estimated value is $1,000,000. The actual combined value shall be determined as at Settlement in accordance with clause 5 of the General Terms, subject to this clause and clause 27.

26.2 In determining that value, appropriate allowance shall be made for obsolete, damaged, expired, superseded, slow-moving or otherwise unsaleable stock. Work in Progress shall be counted once only.

26.3 The actual combined value shall be the final amount payable for Stock in Trade and Work in Progress, subject to the payment arrangements below. There shall be no minimum stock payment. Any variance from the estimate shall relate solely to Stock in Trade and Work in Progress and shall not affect the agreed consideration for Tangible or Intangible Assets.

26.4 The Purchaser shall pay the actual combined value at Settlement up to a maximum of $1,100,000. Any excess shall remain payable but shall be deferred under clause 26.5.

26.5 The deferred amount shall be allocated to identified Work in Progress orders in the settlement statement. The Purchaser shall complete those orders and collect the related accounts in the ordinary course of business and pay the deferred amount attributable to each order within five Working Days after receiving the corresponding customer payment, proportionately for any part payment. Any unpaid balance shall be payable within 60 days after Settlement, whether or not the customer has paid. No interest shall accrue before the applicable payment date. The parties shall confirm during due diligence the orders available to support this arrangement and agree the treatment of any excess not attributable to Work in Progress.

26.6 Alternatively, the parties may agree in writing to defer Settlement for up to 10 Working Days to allow the Vendor to complete and deliver identified orders and reduce the stock and Work in Progress transferring to the Purchaser.

27.0 Work in Progress

27.1 Work in Progress comprises partially completed customer orders at Settlement which the Purchaser can complete and invoice in the ordinary course of the Business. The parties shall identify those orders and record their completion status, related customer receipts and amounts remaining payable in the settlement statement.

27.2 Work in Progress shall be valued at direct costs actually incurred and properly attributable to it up to Settlement, including direct materials and direct labour, but excluding profit, mark-up and general overheads. That value shall not exceed the amount recoverable from the customer less the remaining costs of completion and delivery.

27.3 The Purchaser shall receive the benefit of the transferred orders and the related unpaid customer accounts, notwithstanding clause 21.1. Any customer deposits or prepayments retained by the Vendor for those orders shall be credited to the Purchaser at Settlement.

27.4 Completed customer orders shall be excluded from Stock in Trade only where identified and agreed as remaining for the Vendor’s account. The Vendor shall retain the related proceeds and bear all associated costs and liabilities. The Purchaser shall provide reasonable storage and dispatch assistance, without material disruption to the Business, for up to 10 Working Days after Settlement unless otherwise agreed.

28.0 Landlord’s Consent

28.1 Where the Lease is to be assigned to the Purchaser, this Agreement is conditional upon the Landlord providing its written consent to the assignment of the Lease to the Purchaser in accordance with clause 8.4 of the General Terms of Sale.

28.2 The date for satisfaction of the Landlord’s consent condition shall be 10 Working Days after the later of the date on which the Due Diligence Condition under clause 24.0 and the Finance Condition under clause 23.0 are satisfied or waived.

28.3 The Vendor shall seek the Landlord’s consent as soon as reasonably practicable and the Purchaser shall promptly provide all information and assistance reasonably required for that purpose.

29.0 Asset Maintenance and Future Capital Expenditure

29.1 Within 5 Working Days after the date of this Agreement, the Vendor shall provide to the Purchaser all material maintenance records reasonably available in respect of the Tangible Assets, including details of servicing, repairs and major maintenance undertaken during the preceding three years.

29.2 The Vendor shall also provide a written report identifying, to the best of the Vendor’s knowledge:

(a) any material defects, faults or maintenance issues affecting the Tangible Assets;

(b) any material repairs, maintenance or replacement expenditure currently required or reasonably anticipated within the next 24 months in order to maintain the Business at its current operating capacity; and

(c) where reasonably available, the estimated timing and cost of such repairs, maintenance or replacement expenditure.

29.3 The Vendor shall disclose any planned or committed capital expenditure relating to the Tangible Assets which has not been completed as at the date of this Agreement.

29.4 The Vendor shall permit the Purchaser and its appropriately qualified advisors, upon reasonable notice and during normal business hours, to inspect the Tangible Assets for the purposes of assessing their condition, maintenance requirements and anticipated capital expenditure, provided that such inspection causes as little disruption as reasonably possible to the operation of the Business.

30.0 Deposit

30.1 The deposit payable under this Agreement shall be 10% of the Purchase Price, being $245,000.

30.2 The deposit shall be paid to Public Trust and held by Public Trust as stakeholder pending this Agreement becoming unconditional or otherwise dealt with in accordance with this Agreement.

30.3 The deposit shall be paid to the following account:

Bank: ASB Bank
Account Name: Public Trust o/a NZ Real Estate Trust
Account number: 12-3244-0026219-02

31.0 Business Continuity and Transition

31.1 Until Settlement, the Vendor shall carry on the Business in the ordinary course and use reasonable endeavours to preserve its key employees, operations and material customer and supplier relationships. The Vendor shall promptly disclose any known intention of a key employee to leave or withdraw from an agreed retention arrangement, or of a material customer or supplier to cease or materially reduce or adversely change its dealings with the Business.

31.2 If a change occurring after this Agreement becomes unconditional and before Settlement materially impairs the Purchaser’s ability to continue the Business substantially as assessed during due diligence, the parties shall consult in good faith and use reasonable endeavours to agree a practical resolution. The Purchaser may, by written notice, defer Settlement for 10 Working Days for that purpose. If the material impairment remains unresolved following that period and there is no reasonable prospect of resolution, the Purchaser may cancel this Agreement by written notice. Pending resolution or that election, the Purchaser shall not be required to settle. This clause prevails over general clause 6.6 and any inconsistent settlement obligation, and no default interest shall arise solely from a deferral permitted under this clause.

31.3 On cancellation under clause 31.2, the deposit and all other monies paid by the Purchaser shall be immediately refunded in full. Upon that refund, each party releases the other from all claims arising out of or in connection with this Agreement, including accrued claims, except to enforce this clause.

31.4 During due diligence, the parties shall agree a practical handover plan identifying the persons providing assistance, their availability, operations and trading relationships to be transferred. The Vendor shall provide or procure reasonable assistance under that plan for 45 Working Days after Settlement, including such consultation and assistance with any material staff or customer transition difficulties.

32.0 Discharge and Release of Security Interest on PPSR

32.1 If, on the Settlement Date, the Vendor is unable to provide a discharge and release of a security interest registered on the Personal Property Securities Register (“PPSR”) in respect of the secured property, the following provisions shall apply:

(a)	the Vendor shall, on or before the Settlement Date, procure from the relevant security holder a deed poll or equivalent undertaking, in a form reasonably satisfactory to the Purchaser, confirming that the security interest will be unconditionally and irrevocably released within 20 working days from the settlement date.

(b)	Where a discharge and release remains outstanding at Settlement, the Purchaser shall retain from the purchase price 100% of the amount confirmed in writing by the relevant security holder as required for release, including interest and charges through the period of 20 working days after the Settlement Date. The Vendor shall provide that confirmation on or before Settlement. The Purchaser’s solicitor shall hold the retention as stakeholder, with authority to pay the security holder the amount required for release against its undertaking under paragraph (b). Any balance shall be paid to the Vendor upon evidence of discharge and release. The retention shall continue until discharge and release are completed, notwithstanding expiry of that period, and the Vendor shall meet any shortfall.

(c)	The Purchaser shall otherwise, from the Settlement Date, assume all obligations, liabilities, and responsibilities associated with the supplier in respect of the secured property, other than those which remain solely the responsibility of the Vendor as provided for under this clause.

32.2 The Vendor agrees to indemnify the Purchaser against any costs, losses, damages, or liabilities arising directly from the failure to discharge and release the security interest or procure the deed poll within the timeframes specified in this clause.

32.3 For the avoidance of doubt, this obligation shall survive the Settlement Date and will remain in force until all security interests in respect of the secured property are fully discharged and released.

33.0 Business and Company Name

33.1 The parties acknowledge and agree that:

(a) the goodwill and right to use the trading name “Printstock Products” in connection with the Business shall transfer to the Purchaser at Settlement as part of the intangible property of the Vendor;

(b) the registered company name, “Printstock Products Limited,” will belong to the Vendor for a period of 24 months from Settlement to enable the Vendor to complete an orderly wind-down of the company (“Wind-down period”). The Vendor’s continued use of the name Printstock Products Limited during the Wind-down Period will not constitute a breach of any restraint, intellectual property, goodwill, or trading name provisions contained in this Agreement, provided however that the Vendor shall not use the company to trade in breach of any restraint of trade provisions within the agreement for sale and purchase.

(c) for completeness, the Vendor will continue using the registered company name during the Wind-down Period for the collection of accounts receivable, payment of creditors and liabilities, operation of its existing bank accounts, taxation and any other activities reasonably necessary to complete the affairs of the Vendor as part of the wind-down process.

(d) on Settlement, the Purchaser shall operate through its own legal entity and maintain its own bank, customer, supplier, and other accounts separate to the Vendor. The Purchaser shall also be responsible for ensuring that its legal entity and account details are clearly distinguishable from those of the Vendor;

(e) nothing in this Agreement permits the Purchaser to represent that it is the existing legal entity, Printstock Products Limited;

(f) on the expiration of the Wind-Down Period, the Vendor will:

(i) notify the Purchaser that the company name is available to reserve on the Companies Office register; and

(ii) change the Company’s registered company name to a name that does not incorporate or refer to “Printstock Products”;

34.0 Lowest Price

34.1 The Parties agree that the Purchase Price stated in this Agreement represents the lowest price that the Parties would have agreed upon for the sale and purchase of the Business and the Assets as at the date of this Agreement, in accordance with the provisions of the Income Tax Act 2007. On this basis, no income, gain, or expenditure, whether actual or deemed, shall be treated as arising for tax purposes under the accrual treatment of income and expenditure provided by the Income Tax Act 2007. If the Commissioner of Inland Revenue challenges the Purchase Price on the grounds that it does not comply with these rules, the Parties shall amend or adjust the Purchase Price to ensure compliance, provided that the net financial outcome to each Party remains substantially the same.

35.0 Limitation of Liability and Indemnity

35.1 Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of the Vendor to Purchaser for any warranty, claims, liabilities, costs (including legal costs), expenses, interest, fines, or damages arising under or in connection with this Agreement, whether arising in contract, tort (including negligence), or otherwise, shall not exceed the total purchase price of $2,450,000.00. This limitation does not apply to liabilities arising from fraud, wilful misconduct, or breaches of confidentiality/intellectual property.